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                                              Exhibit (a)(15) to Schedule TO-T/A

FOR IMMEDIATE RELEASE               CONTACT:    Jim Tynen
                                                Jack Horner Communications Inc.
                                                412-473-3425
                                                jimt@jackhorner.com


            SHANER HOTEL GROUP'S TENDER FOR INTERSTATE HOTELS EXPIRES
  Shaner joins other investors in monitoring recently announced MeriStar merger

         PITTSBURGH -- June 3, 2002 -- Shaner Hotel Group, which on April 11 commenced a cash tender for Interstate Hotels Corporation (Nasdaq: IHCO) at $3 per share to obtain 51 percent of Interstate's Class A common stock, announced today that its offer expired on Friday, May 31 at 5:00 p.m. Shaner, a major Interstate shareholder, currently owns approximately 6 percent of Interstate's Class A stock, or 333,500 shares.

         Three weeks after Shaner announced its proposal, Interstate and MeriStar Hotels and Resorts, Inc. (NYSE: MMH) jointly announced a merger. On news of the deal, Interstate's shares increased, while shares of MeriStar declined in value and have not rebounded. Rather than retreat under these new conditions, Shaner stood by its offer in order to demonstrate its commitment to increasing shareholder value for Interstate investors. Interstate has not posted a profitable quarter or paid a dividend on its common stock for several consecutive years.

         "We've had one message from the start: Interstate must maximize shareholder value," said Lance Shaner, chairman and CEO of Shaner Hotel Group. "Clearly, we have been heard. Although we endorsed a different solution, our team intends to actively monitor the MeriStar transaction to ensure the outcome aligns with the promises."

         Due to several failed merger attempts by MeriStar in the past and the declining value of MeriStar stock, Shaner Hotel Group is reserving its right to commence a new tender offer at any time. Shaner also reserves the right to solicit proxies at the Interstate shareholder meeting should that option become necessary.

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                                                   Shaner's Tender Offer Expires
                                                                    June 3, 2002
                                                                        Page Two

         M & T Bank, the depository for Shaner's tender offer, has been advised by Shaner to return any and all shares submitted, because the major preconditions to the completion of its offer have not been satisfied. Doing so will enable interested sellers to realize the current market price for Interstate shares, which now are trading slightly over the $3 per share offer made six weeks ago.

About Shaner Hotel Group

         Shaner Hotel Group is a privately held, fully integrated hotel company, which specializes in the acquisition, refurbishment, repositioning, development and long-term ownership of full-service hotels. Shaner also has extensive limited-service and extended-stay experience. Shaner Hotel Group owns 22 hotels, representing 10 different hotel brands in 15 states. Formed in 1983, Shaner is headquartered in State College, Pa.

About Shaner Hotel Group's Proxy Statement

         Shaner Hotel Group has filed a preliminary proxy statement dated April 23, 2002 with the Securities and Exchange Commission for the solicitation of proxies for Interstate's 2002 annual meeting of stockholders and will file with the Commission and will furnish to stockholders a definitive proxy statement for that meeting. Stockholders should read the preliminary proxy statement, as well as the definitive proxy statement when it becomes available, because they contain important information. This press release is not a proxy statement, nor is it a solicitation of any proxy. Any such solicitation will be made only by a written definitive proxy statement filed with the Commission.

         Shaner Hotel Group's preliminary proxy statement filed with the Commission contains important information about Shaner, certain of its executive officers, the directors and certain executive officers of its general partner, and Shaner Hotel Group's proposed nominees for election as directors, each of whom may be deemed to be a participant in a solicitation by Shaner Hotel Group of proxies for Interstate's 2002 annual meeting of stockholders, and includes a description of their direct and indirect interest in the matters to be acted upon at that meeting. Stockholders may obtain free copies of the preliminary proxy statement, and the definitive








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                                                   Shaner's Tender Offer Expires
                                                                    June 3, 2002
                                                                      Page Three


proxy statement when available, at the Commission's Web site at http://www.sec.gov. Stockholders may also obtain free copies of these documents from (1) N.S. Taylor & Associates, Inc., 15 North Street, Second Floor, Dover-Foxcroft, Maine 04426, toll-free telephone number 866-470-4500, or (2) Shaner Hotel Group Limited Partnership, 1965 Waddle Road, State College, Pennsylvania 16803, telephone number 814-234-4460.

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This release is available at www.jackhorner.com.